Exhibit 5.1
(Includes Exhibit 23.1)

August 9, 2019

Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C. 20549

Re: Electronic Arts Inc. (“EA”)
Post-Effective Amendment to Registration Statements on Form S-8

Ladies/Gentlemen:

I am an attorney licensed to practice law in the state of California and I am Executive Vice President, General Counsel and Corporate Secretary of EA. I have examined EA’s Post-Effective Amendment to the Registration Statements on Form S-8 (the “Registration Statement”) to be filed by EA on or about August 9, 2019 in connection with the registration under the Securities Act of 1933, as amended, of the Carryover Shares (as defined below) authorized for issuance under the 2000 EIP (as defined below). On August 8, 2019, the stockholders of EA approved EA’s 2019 Equity Incentive Plan (the “2019 EIP”). The number of shares of common stock initially reserved for issuance under the 2019 EIP consists of (i) 13,500,000 shares, plus (ii) any shares of common stock authorized for grants or subject to awards under EA’s 2000 Equity Incentive Plan (“2000 EIP”) that are not issued or delivered to a participant for any reason (the “Carryover Shares”).

As General Counsel for EA, I have examined the proceedings taken by EA in connection with the 2019 EIP and the Carryover Shares being registered hereby.

It is my opinion that the Carryover Shares that may be issued and sold by EA pursuant to 2019 EIP, when issued and sold in accordance with the terms set forth in the 2019 EIP, as applicable, will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to this opinion, if any, in the Registration Statement and amendments thereto.

Very truly yours,

/s/ Jacob J. Schatz
Jacob J. Schatz
Executive Vice President,
General Counsel and Corporate Secretary